UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported): February 29, 2012

Burzynski Research Institute, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-23425	76-0136810
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9432 Katy Freeway, Houston, Texas  77055

(Address of principal executive offices and zip code)

(713) 335-5697

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 29, 2012, Stanislaw R. Burzynski, M.D., Ph.D., tendered his planned resignation as the Treasurer and the Secretary of Burzynski Research Institute, Inc. (the “Company”) pursuant to a resignation letter received by the Company as of such date (the “Resignation Letter”).  Dr. Burzynski will continue to serve as the President of the Company and Chairman of the Board of Directors.

On March 1, 2012, the Company appointed Patryk P. Goscianski, M.B.A., as the Treasurer and the Secretary of the Company. Mr. Goscianski, age 34, currently works at Burzynski Clinic.  Mr. Goscianski joined Burzynski Clinic in Houston, TX in 2011 and holds the positions of Director of Finance and Director of Administration, where he oversees the external reporting for Burzynski Clinic as well as manages various other accounting, finance and administrative functions. In the past few years, Mr. Goscianski has worked for a variety of companies in areas of finance and business consulting. Mr. Goscianski holds a Bachelor of Business Administration degree from Texas State University and a Masters of Business Administration degree from the University of North Alabama.

On March 1, 2012, the Company also appointed Tomasz Janicki, M.D., as the Vice President of Clinical Trials of the Company.  Dr. Janicki, age 46, also currently works at Burzynski Clinic. Dr. Janicki joined Burzynski Clinic in 1997 as Research Associate and has served as Director of Medical Documentation at Burzynski Clinic since 2002.  Dr. Janicki has been involved in the administrative oversight of the Research Department at Burzynski Clinic, and has co-authored 43 publications and presentations for the advancement and acceleration of research and clinical trials at Burzynski Clinic. Dr. Janicki received his M.D. degree from Medical University in Wroclaw, Poland. Dr. Janicki is the son-in-law of Dr. Stanislaw Burzynski.

The Company currently is not contemplating to compensate Mr. Goscianski and Dr. Janicki for their services under their new positions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BURZYNSKI RESEARCH INSTITUTE, INC.

By:	/s/ Stanislaw R. Burzynski
Stanislaw R. Burzynski,
President and Chairman of the Board of Directors

Date: March 1, 2012